Exhibit 10.1

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of May 17, 2024, is entered into by and among SouthState Corporation, a South Carolina corporation (“SouthState”), and the undersigned shareholders (the “Shareholder”) of Independent Bank Group, Inc., a Texas corporation (“IBTX”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between SouthState and IBTX, IBTX will be merged with and into SouthState, with SouthState as the surviving corporation (the “Merger”);

WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the power to vote or direct the voting of, the shares of common stock, par value $0.01 per share, of IBTX (the “Common Stock”) set forth next to such Shareholder’s name on Schedule A hereto (all such shares, the “Existing Shares”);

WHEREAS, the Board of Directors of IBTX has approved, by the unanimous vote of directors present, the Merger and declared advisable and adopted the Merger Agreement, approved the execution, delivery and performance of the Merger Agreement by IBTX and the consummation of the transactions contemplated thereby, and has resolved to submit the Merger Agreement to its shareholders for approval and to recommend that its shareholders approve the Merger Agreement; and

WHEREAS, the Shareholder is supportive of the Merger Agreement and the transactions contemplated thereby, including the Merger, and has determined that it is in his, her or its best interests to enter into this Agreement to provide for his, her or its support for the Merger Agreement and such transactions, and this Agreement is further a condition and inducement for SouthState to enter into the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.
2.	Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon (and may only be terminated upon) the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms, (b) IBTX or the Board of Directors of IBTX having made a Recommendation Change in accordance with Section 6.4 of the Merger Agreement (provided that such Recommendation Change is approved by the Board of Directors of IBTX) or (c) the Effective Time; provided that (i) this Section 2 and Sections 10 through 17 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.
3.	Support Agreement. From the date hereof until the earlier of (a) the Closing or (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of IBTX’s shareholders, however called, and in connection with any written consent of IBTX’s shareholders, the Shareholder shall (i) appear at such meeting or otherwise cause all of such Shareholder’s Existing Shares and all other shares of Common Stock or voting securities over which such Shareholder has acquired, after the date hereof, beneficial or record ownership and the power to vote or direct the voting thereof (including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any IBTX Equity Awards) or otherwise) (together with the Existing Shares, the “Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (collectively, the “Transactions”), (B) in favor of any proposal to adjourn or postpone such meeting of IBTX’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement or the Transactions, (C) against any Acquisition Proposal, and (D) against any action, proposal, transaction, agreement or amendment of the IBTX Certificate or IBTX Bylaws, in each case of this clause (D), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of IBTX contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the Transactions, including the Merger. The Shareholder agrees to exercise all voting or other determination rights such Shareholder has in any trust or other legal entity to carry out the intent and purposes of such Shareholder’s obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder represents, covenants and agrees that, except for this Agreement, such Shareholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be inconsistent with such Shareholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of and the Shareholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of IBTX at the request of the Board of Directors of IBTX in connection with election of directors or other routine matters at any annual or special meeting of the IBTX shareholders. The Shareholder represents, covenants and agrees that he, she or it has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer.
4.	Transfer Restrictions Prior to the Merger. The Shareholder hereby agrees that such Shareholder will not, from the date hereof until the earlier of (a) the end of the Support Period or (b) approval of the Merger Agreement by the shareholders of IBTX by the Requisite IBTX Vote, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that the Shareholder may Transfer Shares (i) to any of its Affiliates, (ii) to any other Person to whom SouthState has consented with respect to a Transfer by such Shareholder in advance in writing, and (iii) to (A) any Family Member (as defined below) of such Shareholder or to a trust solely for the benefit of the Shareholder and/or any Family Member of the Shareholder or (B) upon the death of the Shareholder pursuant to the terms of any trust or will of the Shareholder or by the applicable Laws of intestate succession; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of the Shareholder at all times following such Transfer and (y) in the case of clauses (i), (ii) and (iii), so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Transferred Shares, and the Shareholder provides at least three Business Days’ prior written notice (which shall include the written consent of the transferee in form reasonably acceptable to SouthState agreeing to be bound by and comply with the provisions of this Agreement) to SouthState, in which case the Shareholder shall remain responsible for any breach of this Agreement by such transferee (any Transfer permitted in accordance with this Section 4, a “Permitted Transfer”). In the event of any Transfer that would qualify as a Permitted Transfer under more than one of clauses (i) through (iii), the Transferring Shareholder may elect the clause to which such Transfer is subject for purposes of complying with this Agreement. As used in this Agreement, the term “Family Member” means, with respect to the Shareholder, (I) such Shareholder and such Shareholder’s spouse, individually, (II) any descendant, niece or nephew of such Shareholder or such Shareholder’s spouse, (III) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (I) or (II), (IV) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (I), (II) or (III), and (V) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or organizations named or described in the foregoing (I), (II), (III) or (IV).
5.	Representations of the Shareholder. The Shareholder represents and warrants as follows: (a) such Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and legally binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by such Shareholder or the performance of such Shareholder’s obligations hereunder; (c) the execution and delivery of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon such Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to such Shareholder’s Schedule 13D or 13G filed with the Securities and Exchange Commission, if applicable); (d) such Shareholder beneficially owns and has the power to vote or direct the voting of the Shares, including all of such Shareholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of Common Stock beneficially owned by such Shareholder and its affiliates and represent the number of shares and voting power indicated on Schedule A hereto; (e) such Shareholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws or disclosed on such Shareholder’s Schedule 13D or 13G filed with the Securities and Exchange Commission); and (f) such Shareholder has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein. The Shareholder agrees that such Shareholder shall not take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by such Shareholder of such Shareholder’s obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
6.	Publicity. The Shareholder hereby authorizes SouthState and IBTX to publish and disclose in any announcement or disclosure in connection with the Mergers, including in the S-4, the Joint Proxy Statement or any other filing with any Governmental Entity made in connection with the Mergers, such Shareholder’s identity and ownership of the Shares and the nature of such Shareholder’s obligations under this Agreement. The Shareholder agrees to notify SouthState as promptly as practicable of any inaccuracies or omissions in any information relating to such Shareholder that is so published or disclosed. The Shareholder shall, if applicable and required, promptly and in accordance with applicable law amend his, her or its Schedule 13D or 13G, as applicable, filed with the Securities and Exchange Commission to disclose this Agreement and shall provide a draft of such amendment to SouthState and IBTX for their review and comment.

7.	Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.
8.	Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
9.	Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
10.	Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles (except those matters relating to the corporate laws of the State of Texas shall be governed by the corporate laws of the State of Texas). Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 11.
11.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to the Shareholder, to its address set forth on Schedule A hereto, and if to SouthState, to the following addresses:

SouthState Corporation

1101 First Street South
Winter Haven, Florida 33880
Attention: John C. Corbett, CEO
Cc:Beth S. DeSimone, CRO and GC

Email: jcorbett@southstatebank.com
bdesimone@southstatebank.com

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:George R. Bason, Jr.
Evan Rosen

E-mail:george.bason@davispolk.com

evan.rosen@davispolk.com

12.	Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
13.	Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by SouthState and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.
15.	No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to the Shareholder in such Shareholder’s capacity as a shareholder of IBTX, and, to the extent the Shareholder serves as a member of the board of directors or as an officer of IBTX, nothing in this Agreement shall limit or affect any actions or omissions taken by such Shareholder in such Shareholder’s capacity as a director or officer and not as a shareholder.
16.	Certain Shareholder Matters.
a.	In this Agreement, references to the Shareholder which is a trust or similar entity shall be deemed to be to the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of SouthState, including for purposes of such Shareholder’s representations and warranties.
b.	If applicable, with respect to any shares of Common Stock over which the Shareholder has shared voting power, which are separately identified on Schedule A, the Shareholder shall exercise his individual voting power over such shares, to the extent within such Shareholder’s control, in a manner consistent with the Shareholder’s voting obligations under this Agreement with respect to the Shares, it being understood that the Shareholder shall not have the power to cause other persons to exercise their voting power accordingly.
17.	Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

[SHAREHOLDER]
By:
Name:
Title:

SOUTHSTATE CORPORATION
By:
	Name:	John C. Corbett
	Title:	Chief Executive Officer